To Petróleo Brasileiro S.A.- Petrobras

We are aware that our report dated April 26, 2013 on our review of interim financial information of Petróleo Brasileiro S.A. - Petrobras, for the three month periods ended March 31, 2013 and March 31, 2012 and included in the Company's quarterly report on Form 6-K for the quarter ended March 31, 2013 is incorporated by reference in its Registration Statement on Form F-3 dated December 12, 2009.

Marcos Donizete Panassol

Engagement Leader

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Rio de Janeiro - Brazil

April 26, 2013